Exhibit 5
                                                            ---------



                             AGREEMENT


                          by and between


                      NUTRAMAX PRODUCTS, INC.

                                AND

                    CAPE ANN INVESTORS, L.L.C.


                            DATED AS OF


                         OCTOBER 14, 1997

           AGREEMENT, dated as of October 14, 1997 (the
"Agreement"), by and between NutraMax Products, Inc., a Delaware corporation ("the Company"), and Cape Ann Investors L.L.C., a
Delaware limited liability company (the "Stockholder").

           WHEREAS, the Stockholder purchased from the Company 846,154 shares (the "Shares") of Common Stock, par value $0.001 per share, of the Company ("Common Stock") pursuant to a Stock Purchase Agreement dated as of August 12, 1997, as amended prior to the date hereof (the "Stock Purchase Agreement");

           WHEREAS, in accordance with the Stock Purchase
Agreement, the Stockholder transferred an aggregate of 36,000
Shares to 12 members (the "Investing Advisors") of the Advisory
Board of Chilmark Fund II, L.P. (the "Fund"); and

           WHEREAS, the Company and the Stockholder desire to effect a series of transactions including an offer by the Company to repurchase a number of shares to be determined, up to 450,000 shares, of the issued and outstanding Common Stock pursuant to a tender offer as further described herein (the "Tender Offer") and the purchase by the Stockholder of additional shares of Common Stock (the "Stock Purchase"), the proceeds from which shall be used to fund, in part, the consideration paid in the Tender Offer by the Company;

           NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                             ARTICLE I
                             WARRANTS

           Section 1.1. Grant of Warrants. Simultaneously with the execution hereof, but subject to Section 7.1 hereof, the Company is granting and issuing to the Stockholder and to each Investing Advisor a warrant to purchase additional shares of Common Stock in the form of Exhibit A attached hereto and on the terms and subject to the conditions set forth therein (each, a "Warrant" and, collectively, the "Warrants"). The Warrants provide, in the aggregate, for the purchase of up to 225,000 shares of Common Stock, exercisable beginning one year from the date hereof and ending six years from the date hereof at a price to be established one year from the date hereof and equal to the amount that is $2.25 per share less than the Average Stock Price (as defined in the Warrants) at such time.

                            ARTICLE II
                  TENDER OFFER AND STOCK PURCHASE

           Section 2.1. Tender Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable, the Company shall commence the Tender Offer, which shall be an issuer tender offer to purchase a number of shares, up to 450,000 shares, of Common Stock to be determined by the Company with the prior consent of the Stockholder (the "Offer Number") at a price per share not in excess of a per share price, and not less than a per share price, determined by the Company with the prior consent of the Stockholder (the price range from such maximum to minimum price being referred to herein as the "Per Share Price Range"), net to the seller in cash. Pursuant to the Tender Offer, the Company will determine the single per share price, within the Per Share Price Range, net to the seller in cash (such price being referred to as the "Per Share Purchase Price"), that it will pay for shares properly tendered pursuant to the Tender Offer, taking into account the number of shares so tendered and the prices specified by the tendering stockholders. The Company will select the lowest Per Share Purchase Price that will allow it to buy the Offer Number of shares of Common Stock (or such lesser number of shares as are properly tendered and not withdrawn at prices within the Per Share Price Range) (such number of shares being the "Purchased Number"). All shares of Common Stock properly tendered at prices at or below the Per Share Purchase Price and not withdrawn will be purchased at the Per Share Purchase Price, subject to the terms and conditions of the Tender Offer.

           (b) On the date required under applicable rules, the Company shall file with the Securities and Exchange Commission (the "Commission") an Issuer Tender Offer Statement on Schedule 13E-4 (together with all amendments and supplements thereto, the "Tender Offer Statement") with respect to the Tender Offer. The Tender Offer Statement shall contain the Offer to Purchase and such other information and exhibits as are required by law. The Tender Offer Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees promptly to correct any information in the Tender Offer Statement that shall be or shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Tender Offer Statement as so corrected to be filed with the Commission and disseminated to the stockholders of the Company as and to the extent required by applicable federal securities laws.

           (c) Subject to the terms and conditions thereof, the Tender Offer shall expire at midnight Eastern time on the date that is 20 business days from the date the Tender Offer is first published, sent or given to holders of Common Stock; provided, however, that the Company may extend the Tender Offer (i) if, at the previously scheduled expiration date of the Tender Offer, any of the conditions to the Company's obligation to accept for payment, and pay for, shares of Common Stock shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Tender Offer and (iii) for any reason on one or more occasions for an aggregate period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence.

           (d) The obligation of the Company to accept for payment, and pay for, shares of Common Stock properly tendered and not withdrawn prior to the expiration of the Tender Offer shall be subject to the satisfaction or waiver at or prior to the expiration of the Tender Offer of such conditions as the Company, in its discretion (except as set forth below), after consultation with the Stockholder, shall have specified in the Offer to Purchase to be distributed in connection with the Tender Offer. Notwithstanding the foregoing, the Tender Offer shall not be subject to a condition that any minimum number of shares of Common Stock be tendered, but shall be subject to the following conditions: (i) that there shall not have occurred or been threatened any change in the condition (financial or otherwise), business, operations, properties, assets, liabilities, income or prospects of the Company and its subsidiaries, taken as a whole, which is or may be material and adverse to the Company and its subsidiaries, taken as a whole (a "Material Adverse Change") and (ii) the Stockholder shall not have, prior to the expiration date, terminated its obligations under Section 2.2 hereof, in accordance with the terms hereof, as a result of a Material Adverse Change.

           (e) The Stockholder will not tender any Shares to the Company pursuant to the Tender Offer.

           Section 2.2. The Stock Purchase. (a) Subject to the terms and conditions hereof, promptly after the Company gives notice to the Depositary (as defined in the Offer to Purchase) of its acceptance of shares for payment pursuant to the Tender Offer, the Stockholder shall purchase from the Company, and the Company shall issue, sell and deliver to the Stockholder, a number of shares of Common Stock equal to 78% of the first $5,000,000 worth of shares purchased pursuant to the Tender Offer plus 100% of all additional shares purchased pursuant to the Tender Offer (i.e., the sum of (i) .78 multiplied by the quotient obtained by dividing $5,000,000 by the Per Share Purchase Price plus (ii) the result obtained by subtracting the (x) quotient obtained by dividing $5,000,000 by the Per Share Purchase Price from (y) the Purchased Number). All shares purchased by the Stockholder hereunder shall be at a purchase price per share equal to the Per Share Purchase Price. The shares purchased and sold hereunder shall be validly issued, fully paid and non-assessable, and shall be free and clear of any liens, security interests, pledges, voting agreements, claims, options and encumbrances of every kind, character and description whatsoever ("Encumbrances"), except as contemplated by this Agreement and the Stock Purchase Agreement, as amended hereby. A number of additional shares of Common Stock, equal to the difference obtained by subtracting the number of shares purchased by the Stockholder hereunder from the Purchased Number, will be purchased by two other purchasers (the "Other Purchasers") pursuant to separate purchase agreements dated the date hereof.

           (b) The Stockholder shall be entitled, on written notice given to the Company, to terminate its obligations to purchase shares of Common Stock hereunder if, at any time prior to the expiration date of the Tender Offer, a Material Adverse Change shall have occurred. In the event of any such termination, the Stockholder's obligations under this Section 2.2 shall immediately terminate and be of no further force or effect, but all the other provisions of this Agreement shall survive any such termination and remain in full force and effect.

                            ARTICLE III
              AMENDMENTS TO STOCK PURCHASE AGREEMENT

           Section 3.1. Standstill Provisions. Section 5.6 (b) of the Stock Purchase Agreement is hereby amended by deleting the exception at the end of the first sentence thereof and inserting in its stead the following: "except that the Stockholders and their Affiliates may purchase shares of Common Stock (x) pursuant to Section 2.2 of the Agreement between the Company and Purchaser, dated as of October 14, 1997 (the "October Agreement"), (y) upon exercise of some or all of the warrants granted pursuant to the October Agreement (the "Warrants") and
(z) from time to time, in the open market or in privately negotiated transactions, up to an aggregate number of shares of Common Stock which, when added to the shares of Common Stock then owned by the Stockholders and their Affiliates, would result in the Stockholders and their Affiliates owning no more than the highest percentage of voting securities of the Company held by the Stockholders and their Affiliates immediately following (i) the Closing, (ii) the purchase of shares of Common Stock pursuant to the October Agreement and (iii) the exercise of Warrants granted pursuant to the October Agreement, respectively."

           Section 3.2. Registration Rights. (a) Section 6.1 of the Stock Purchase Agreement is hereby amended by deleting the word "Shares" in the second line thereof and inserting in its stead "shares of Common Stock or Warrants" and by deleting the definition of "Purchaser's Stock" at the end of Section 6.1 and inserting in its stead the following: "'Purchaser's Stock' means any Warrants or shares of Common Stock acquired by the Purchaser hereunder or in accordance with the provisions of Section 5.6(b) hereof for which the Purchaser requests registration pursuant to
Section 6.1 or 6.2 hereof."

           (b) Section 6.2 of the Stock Purchase Agreement is hereby amended by deleting the words "two (2)" from the clause
(a) of the third sentence thereof and inserting in their stead
"three (3)."

           (c) Section 6.5 of the Stock Purchase Agreement is hereby amended by deleting the words "first registration" from the second and tenth lines thereof and inserting in their stead, in each case, "first two registrations" and by deleting the words "second registration" from the eleventh line thereof and inserting in their stead "third registration."

           Section 3.3. Except as expressly provided herein, the Stock Purchase Agreement shall remain in full force and effect.

                            ARTICLE IV
                     COVENANTS OF THE PARTIES

           Section 4.1. Information from the Stockholder. The
Stockholder shall promptly provide the Company with any information concerning the Stockholder requested by the Company and required to be included in the Tender Offer Statement.

           Section 4.2. Cooperation; Further Action. In the event that any action is necessary or desirable to carry out the purposes of this Agreement, each party shall take, and shall cause its directors, officers, employees, representatives and agents, as the case may be, to take, all such necessary actions including the execution and delivery of such further instruments and documents as may reasonably be requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

           Section 4.3. Release. Subject to Section 7.1 hereof, to the fullest extent permitted by applicable law, each of the Stockholder and Chilmark Fund II, L.P. hereby irrevocably and unconditionally releases and discharges the Company, and its employees, directors, officers and agents, from any and all liability which such person or entity ever had or now has to the

Stockholder, under the Stock Purchase Agreement or otherwise, arising out of, based upon or relating to the Company's business during the period from May through September 1997.

           Section 4.4. Monthly Information. The Company will prepare and deliver to the members of the Board of Directors of the Company, as soon as practicable after the end of each month, financial information with respect to the results of operations of the Company during the preceding month, including a statement of consolidated net income for the month then ended, a consolidated balance sheet of the Company as of the end of such monthly period, and a detailed consolidating profit and loss statement for each of the Company's operating divisions. The Company will also deliver to the members of the Board of Directors of the Company, promptly after providing such materials each month to the lenders under the Company's credit facility, a copy of the certificate and related financial information that is provided to such lenders.

                             ARTICLE V
                  REPRESENTATIONS AND WARRANTIES
                        OF THE STOCKHOLDER

           The Stockholder hereby represents and warrants to the Company as follows:

           Section 5.1. Due Organization, etc. The Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

           Section 5.2. Authorization; Execution and Delivery of Agreement. The Stockholder has all requisite power and authority to execute this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and this Agreement constitutes the legal, valid, binding and enforceable obligation of the Stockholder, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and principles of equity.

           Section 5.3. No Conflict; No Consent. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not, and will not, conflict with, or result in any violation of or default under, or permit the acceleration of any obligation under, or the creation or imposition of any Encumbrance on any of the properties or assets of the Stockholder under (i) any provision of the certificate of organization and limited liability company agreement or similar constituent documents of the Stockholder, (ii) any indenture, lease, mortgage, deed of trust, loan agreement or other agreement or instrument, or any permit, license, registration, membership, authorization or qualification from any Authority (as defined in the Stock Purchase Agreement), of the Stockholder or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Authority to which the Stockholder is a party or by which it is bound, other than, in the case of clause (ii) above, where such conflict, violation, default, acceleration or Encumbrance would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of the Stockholder. Other than as a result of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no consent, approval, order or authorization of, or registration, declaration, filing or notice to, any Authority is required to be made or obtained by the Stockholder in order to execute or deliver this Agreement or to consummate the transactions contemplated hereby.

           Section 5.4. Investment Purposes. (a) The Stockholder, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of its investment in the shares of Common Stock, and is purchasing the shares hereunder for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof. The Stockholder acknowledges that the shares to be purchased hereunder have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available.

           (b) The Stockholder is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities
Act.

           (c) The Stockholder has had the opportunity to ask questions and to receive answers concerning the financial condition, operations and prospects of the Company and the terms and conditions of the Stockholder's investment, as well as the opportunity to obtain any additional information necessary to verify the accuracy of information furnished in connection therewith that the Company possesses or can acquire without unreasonable effort or expense.

                            ARTICLE VI
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company hereby represents and warrants to the Stockholder as follows:

           Section 6.1. Due Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           Section 6.2. Authorization; Execution and Delivery of Agreement. (a) The Company has full corporate power and authority to execute this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company for all purposes, including Section 203 of the Delaware General Corporation Law. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes the legal, valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and principles of equity.

           (b) The shares of Common Stock issuable upon consummation of the Stock Purchase and upon exercise of the Warrants have been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company pursuant to this Agreement or the Warrants against payment of the consideration therefor set forth herein or therein, the shares of Common Stock so issued will be validly issued, fully paid and non-assessable and the Stockholder will acquire valid and marketable title to such shares, free and clear of any Encumbrances except as contemplated by this Agreement and the Stock Purchase Agreement, as amended hereby.

           Section 6.3. No Conflict; No Consent. Subject to the receipt of a waiver from the lenders under the Company's credit facility, which waiver the Company has been orally advised will be forthcoming promptly, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not, and will not, conflict with, or result in any violation of or default under, or permit the acceleration of any obligation under, or the creation or imposition of any Encumbrance on any of the properties or assets of the Company or any subsidiary of the Company under (i) any provision of the certificate of incorporation or by-laws or similar constituent documents of the Company or any subsidiary of the Company, (ii) any indenture, lease, mortgage, deed of trust, loan agreement or other agreement or instrument, or any permit, license, registration, membership, authorization or qualification from any Authority, of the Company or any subsidiary of the Company or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Authority to which the Company or any of its subsidiaries is a party or by which any of them is bound, other than, in the case of clause (ii) above, where such conflict, violation, default, acceleration or Encumbrance would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of the Company and its subsidiaries, taken as a whole. Other than as a result of the reporting requirements of the Exchange Act, no consent, approval, order or authorization of, or registration, declaration, filing or notice to, any Authority is required to be made or obtained by the Company or any subsidiary of the Company in order to execute or deliver this Agreement or to consummate the transactions contemplated hereby.

                            ARTICLE VII
                     MISCELLANEOUS PROVISIONS

           Section 7.1. Condition to Agreement. The agreements, covenants, grants and releases contained herein are subject, in their entirety, to the receipt of the requisite consent or waiver of the lenders referred to in Section 6.3 hereof.

           Section 7.2. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of all parties.

           Section 7.3. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person, or (ii) on the date of transmission if sent by nationally


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





recognized overnight courier, certified or registered mail, return receipt requested or (iii) three days after being deposited in the U.S. mail, postage prepaid:

           (a)  if to the Purchaser, addressed as follows:

                Cape Ann Investors, L.L.C.
                c/o Chilmark Fund II, L.P.
                875 North Michigan Avenue
                Suite 2100
                Chicago, Illinois  60611
                Attention:  Mr. David M. Schulte

                with a copy to:

                Cleary, Gottlieb, Steen & Hamilton
                One Liberty Plaza
                New York, New York  10006
                Attention:  William A. Groll, Esq.

           (b)  if to the Company, addressed as follows:

                NutraMax Products, Inc.
                9 Blackburn Drive
                Gloucester, Massachusetts  01930
                Attention:  Robert F. Burns, Vice President and
                            Chief Financial Officer

                with a copy to:

                Eugene M. Schloss, Jr., Esq.
                1700 Cary Road
                Huntingdon Valley, Pennsylvania  19006-5002

                and

                Goodwin, Procter & Hoar, LLP
                Exchange Place
                53 State Street
                Boston, Massachusetts  02109
                Attention:  Joseph L. Johnson III, Esq.

           Section 7.4. Entire Agreement. This Agreement and the Stock Purchase Agreement, as amended hereby, constitute the entire agreement, and supersede all of the prior agreements and undertakings, both written and oral, between or among the parties, or any of them, with respect to the subject matter hereof.

           Section 7.5. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

           Section 7.6. Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and except for Sections 1.1 and 4.3 hereof, no provision of this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement is not assignable except by consent of each of the parties hereto or operation of law; provided that any assignment under the Stock Purchase Agreement in accordance with the terms thereof shall include the effect of any amendment to the Stock Purchase Agreement effected hereby.

           Section 7.7. Governing Law. This Agreement and the rights and obligations of the parties created hereby shall be governed by the internal laws of the State of Delaware without regard to the conflict of law rules thereof.

           Section 7.8. Captions. All section titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

           Section 7.9. Equitable Relief. Each party acknowledges that, in the event of any breach of this Agreement by a party, the other party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to compel specific performance of this Agreement. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

                     [SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.



                               NUTRAMAX PRODUCTS, INC.



                               By:
                                    --------------------
                                    Name:
                                    Title:


                               CAPE ANN INVESTORS, L.L.C.

                               By:  Chilmark Fund II, L.P.,
                                    its Managing Member

                               By:  Chilmark II, L.L.C.,
                                    its General Partner


                               By:
                                    ------------------
                                    Name:
                                    Title:


SOLELY FOR PURPOSES OF
SECTION 4.3:


CHILMARK FUND II, L.P.

By:  Chilmark II, L.L.C.
         its General Partner


By:
     -----------------
     Name:
     Title:

                                                          Exhibit A
                        WARRANT CERTIFICATE

                                                   October 14, 1997
                             ARTICLE I

                         GRANT OF WARRANTS

      NutraMax Products, Inc., a Delaware corporation (the "Company"), hereby grants to ________________________ (the
"Holder") __________ warrants (the "Warrants") to purchase shares of the Company's common stock, par value $.001 per share (the "Common Stock"). Each Warrant entitles the Holder, during the Exercise Period (as defined in Section 2.2 hereof), to purchase one share of Common Stock at a price equal to the Exercise Price per share (as defined in Section 2.1 hereof).

                            ARTICLE II

               EXERCISE OF WARRANTS; EXERCISE PRICE

      Section 2.1 Exercise Price. Upon exercise of any Warrants, the Holder shall pay an exercise price per Warrant (the "Exercise Price") equal to the difference obtained by subtracting (i) $2.25 from (ii) the Average Stock Price (as defined below) on the date of the first anniversary of this Certificate (the "Strike Price Date"). Notwithstanding the foregoing, in the event the Company shall enter into a Transaction (as defined in Section 3.5(a)) prior to the Strike Price Date, (a) the Exercise Price shall equal the difference obtained by subtracting (i) $2.25 from (ii) the Average Stock Price on the date of the first public announcement of the Transaction (the "Transaction Strike Price Date"), and (b) the Company shall notify the Holder of the Exercise Price at least ten (10) business days prior to the effective date of such Transaction. The "Average Stock Price" on any date shall mean the average of the mean of the high and low prices for a share of Common Stock reported on the principal market or exchange on which the Common Stock is traded for the twenty (20) consecutive trading days preceding such date.

      Section 2.2 Right to Exercise the Warrants. The Warrants may be exercised, in whole or in part, at any time and from time to time during the period commencing on the Strike Price Date and expiring on the fifth anniversary of the Strike Price Date (the "Exercise Period"). Notwithstanding the foregoing, in the event the Company shall enter into a Transaction prior to the Strike Price Date, each Warrant shall become immediately exercisable on the Transaction Strike Price Date and each Warrant shall remain exercisable for a period of five years thereafter unless earlier terminated pursuant Section 3.5(a)(ii).

      Section 2.3 Procedure for Exercising the Warrants. The Holder may exercise the Warrants by executing the Form of Election attached hereto as Exhibit A and delivering it to the Company and tendering the requisite aggregate Exercise Price for the number of shares of Common Stock subject to such exercise to the Company on any business day during normal business hours (the date of receipt of such Form of Election and aggregate Exercise Price by the

Company is hereinafter referred to as an "Exercise Date"). The
Holder shall not be obligated to pay a stamp tax or similar issuance tax or charge.

      Section 2.4 Issuance of Shares of Common Stock. As soon as practicable after any Exercise Date the Company shall (provided that it has received the Form of Election duly executed, accompanied by payment of the Exercise Price pursuant to Section
2.1 hereof for each of the shares of Common Stock to be purchased) promptly cause certificates for the number of shares of Common Stock to be issued on such Exercise Date to be delivered to or upon the order of the Holder, registered in such name as may be designated by the Holder; provided that if the Common Stock is to be registered in the name of any entity or person other than the Holder, the Company may require evidence of compliance by the Holder with all applicable securities laws.

      Section 2.5 Partial Exercise. If the Holder shall exercise this Warrant Certificate for less than all of the Warrants represented hereby, the Company shall issue to the Holder, within ten (10) business days of the Exercise Date, a new warrant certificate of like kind and tenor to this Warrant Certificate evidencing the right to exercise the remaining outstanding Warrants. Each Warrant exercised pursuant to Section 2.2 and
Section 2.3 shall be canceled.

                            ARTICLE III

     RESERVATION AND AVAILABILITY OF COMMON STOCK; ADJUSTMENTS

      Section 3.1 Reservation of Common Stock. The Company covenants and agrees that it will cause to be kept available out of its authorized and unissued Common Stock, or its authorized and issued Common Stock held in its treasury, the number of shares of Common Stock that will be sufficient to permit the exercise in full of each of the Warrants outstanding under this Warrant Certificate.

      Section 3.2 Common Stock to be Duly Authorized and Issued, Fully Paid and Non-assessable. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Common Stock delivered upon exercise of any Warrants shall, at the time of delivery of the certificates for such shares, be duly and validly authorized and issued and fully paid and non-assessable shares and free from all taxes, liens, charges, encumbrances and restrictions, except as set forth herein or in that certain Stock Purchase Agreement, dated as of August 12, 1997, as amended (the "Stock Purchase Agreement"), between the Company and Cape Ann Investors, L.L.C.

      Section 3.3 Common Stock Record Date. Each person or entity in whose name any certificate for shares of Common Stock is issued upon the exercise of any Warrants shall for all purposes be deemed to have become the holder of record of the shares of Common Stock represented thereby on, and such certificate shall be dated, the Exercise Date. Prior to the exercise of such Warrants, the Holder shall not be entitled to any rights of a stockholder of the Company with respect to the shares of Common Stock for which such Warrants shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 3.4 Adjustment for Common Stock Dividends, Subdivisions and Combinations. In case the Company shall, at any time or from time to time, (i) pay a dividend in Common Stock, or make a distribution in Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, or (iii) combine its outstanding Common Stock into a smaller number of shares (including a recapitalization in connection with a consolidation or merger in which the Company is the continuing corporation), then (a) the Exercise Price determined in accordance with Section
2.1 shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event and (b) the number of Warrants outstanding pursuant to this Warrant Certificate immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the Exercise Price immediately before such event and the denominator of which is the Exercise Price immediately after such event.

      Section 3.5  Consolidation or Merger; Rights and Other Distributions.

      (a) If at any time after the date of this Certificate, the Company shall consolidate with, merge with or into, or sell substantially all of its assets or property to, another corporation (a "Transaction"), then the Company or the entity assuming the obligations of the Company, may, in its sole discretion, either (i) cause effective provision to be made so that each Warrant shall, effective as of the effective date of such event, be exercisable or exchangeable for the kind and number of shares of stock, other securities, cash or other property to which a holder of the number of shares of Common Stock deliverable upon exercise or exchange of such Warrant would have been entitled upon such event, or (ii) in the event that the only consideration to be received in the Transaction is cash, upon 20 days written notice by the Company to the Holder, provide that all unexercised Warrants will terminate immediately prior to the consummation of the Transaction unless exercised by the Holder prior to the effective date of the Transaction;

      (b) If at any time after the date of this Warrant Certificate, the Company shall effect any rights offering or pay any dividend (other than dividends paid in shares of Common Stock for which an adjustment is made pursuant to Section 3.4 hereof or regular cash dividends payable out of earnings or surplus and made in the ordinary course of business) to its stockholders, then in each such case the Company shall cause effective provision to be made so that each Warrant shall, effective as of the effective date of such event, be exercisable for the kind and number of shares of stock, other securities, cash or other property to which a holder of the number of shares of Common Stock deliverable upon exercise of such Warrant would have been entitled upon such event and any such provision shall include adjustments in respect of such stock, securities, cash or other property that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant Certificate with respect to such Warrant; and

      (c) Notwithstanding the foregoing, in the event that the Company shall distribute "poison pill" rights pursuant to a "poison pill" shareholder rights plan (the "Rights"), the Company shall, in lieu of making any adjustment pursuant to clauses (a) or (b) of this Section 3.5, make proper provision so that the Holder upon exercise of a Warrant after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such exercise, in addition to the Common Stock issuable upon such exercise, a number of Rights to be determined as follows: (i) if such exercise occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon such exercise is entitled at the time of such exercise in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such exercise occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which the Warrant so exercised was exercisable immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

      Section 3.6 Notice; Calculations; Etc. Whenever any adjustments are made as provided in Sections 3.4 or Section 3.5, the Company shall provide to the Holder a statement, signed by an authorized officer, describing in detail the facts requiring such adjustment and setting forth a calculation of the Exercise Price and the number of shares of Common Stock or other stock, securities, cash or other property applicable to each Warrant after giving effect to such adjustment. All calculations under this Section 3.6 shall be made to the nearest one hundredth of a cent or to the nearest one-tenth of a share, as the case may be.

                            ARTICLE IV

         HOLDER REPRESENTATIONS, WARRANTIES AND COVENANTS

      By its receipt and acceptance of this Warrant Certificate, the Holder represents and warrants to and covenants with, the Company, as follows:

      Section 4.1 Representations. The Holder, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of its investment in the Warrants and the shares of Common Stock issuable upon the exercise thereof, and is purchasing the Warrants and the shares of Common stock issuable upon the exercise thereof to be purchased hereunder have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. The Holder is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act. The Holder has had the opportunity to ask questions and to receive answers concerning the financial condition, operation and prospects of the Company and the terms and conditions of the Holder's investment, as well as the opportunity to obtain any additional information necessary to certify the accuracy of information furnished in connection therewith that the Company possesses or can acquire without unreasonable effort or expense.

      Section 4.2 Restrictions on Transferability. The Warrants and the shares of Common Stock received upon exercise thereof shall be subject to the restrictions contained in the Stock Purchase Agreement. The Warrants and the shares of Common Stock received upon exercise of the Warrants shall be entitled to the benefits of the registration rights contained in the Stock Purchase Agreement.

      Section 4.3 Restrictive Legend. Each certificate representing shares of the Common Stock issuable upon exercise of the Warrants, or any other securities issued in respect of the Common Stock issued upon exercise of the Warrants, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

           "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO
           (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT OR (2) AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO THE DISPOSITION OF SUCH SECURITIES.

           THE SECURITIES REPRESENTED HEREBY ARE ALSO SUBJECT TO THE PROVISIONS OF (i) AN AGREEMENT, DATED AS OF OCTOBER 14, 1997, BY AND BETWEEN NUTRAMAX PRODUCTS, INC. AND CAPE ANN INVESTORS, L.L.C., AND (ii) A CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF AUGUST 12, 1997, AS AMENDED, BY AND BETWEEN NUTRAMAX PRODUCTS, INC. AND CAPE ANN INVESTORS, L.L.C., INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. COPIES OF SUCH AGREEMENTS ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF NUTRAMAX PRODUCTS, INC. AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE."

                             ARTICLE V

                           MISCELLANEOUS

      Section 5.1 Company Covenant. The Company covenants not to purchase any shares of its Common Stock during the twenty (20) trading days preceding the Strike Price Date or the Transaction
Strike Price Date, as the case may be.

      Section 5.2 Notices. Notices or demands relating to this Warrant Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed as follows, or telexed, telecopied, or delivered by nationally-recognized overnight or other courier:

      If to the Holder:   ________________________
                          ________________________
                          ________________________
                          ________________________
                          ________________________

      copy to:            William A. Groll, Esq.
                          Cleary, Gottlieb, Steen & Hamilton
                          One Liberty Plaza
                          New York, New York 10006

      If to the Company:  NutraMax Products, Inc.
                          9 Blackburn Drive
                          Gloucester, Massachusetts 01930
                          Attention: Mr. Robert F. Burns

      copy to:            Joseph L. Johnson III, Esq.
                          Goodwin, Procter & Hoar LLP
                          Exchange Place
                          Boston, MA  02109

      Section 5.3 Successors. All the covenants and provisions of this Warrant Certificate by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

      Section 5.4 DELAWARE CONTRACT. THIS CERTIFICATE AND THE WARRANTS, AND ALL QUESTIONS RELATING TO THE INTERPRETATION, CONSTRUCTION AND ENFORCEABILITY OF THIS CERTIFICATE AND THE WARRANTS, SHALL BE GOVERNED IN ALL RESPECTS BY THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE.

      Section 5.5 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Certificate may not be amended, modified or supplemented, other than by a written instrument executed by the Company and the Holder.

      Section 5.6 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Holder shall be enforceable to the fullest extent permitted by law.

      Section 5.7 Fractional Shares. No fractional shares of Common Stock shall be issued in connection with the exercise of any Warrants hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Average Stock Price as of the Exercise Date.

      Section 5.8 Replacement Certificate. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of loss, theft or destruction, on delivery of an indemnity agreement or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant Certificate, the Company, at its expense, will execute and deliver, in lieu of this Warrant Certificate, a new warrant certificate of like tenor.

      IN WITNESS WHEREOF, the Company has caused this Warrant
Certificate to be duly executed and delivered, all as of the date and year first above written.

                               NUTRAMAX PRODUCTS, INC.




                               By:______________________________
                                   Name:
                                   Title:

                                                          EXHIBIT A


                   FORM OF ELECTION TO PURCHASE

    (To be executed if Holder desires to exercise the Warrants)


NUTRAMAX PRODUCTS, INC.:

      The undersigned hereby irrevocably elects to exercise
_______ Warrants represented by the Warrant Certificate to purchase _______ shares of Common Stock issuable upon the exercise of such Warrants and requests that certificates for such shares be issued in the name of:


              ---------------------------------------
                  (Please print name and address)

              ---------------------------------------


      Please insert federal tax identification number or other identifying number ________________.

Dated: ________________




                               By:________________________________
                                   Name:
                                   Title: